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Exhibit 5.2                                                         News Release
-----------
                                                                    NASDAQ: MEDQ
                                                           FOR IMMEDIATE RELEASE

                       MEDQUIST REPORTS FINANCIAL RESULTS
                             FOR THIRD QUARTER 2003

         MARLTON, NJ October 23, 2003 - MedQuist Inc. (NASDAQ:MEDQ) reported revenue of $121.2 million, operating income of $13.5 million and net income of $9.0 million or $0.24 per diluted share for the three months ended September 30, 2003.

         For the nine months ended September 30, 2003 revenue was $369.3 million, operating income was $48.1 million and net income was $30.3 million or $0.80 per diluted share.

         Tim Stack, President and Chief Executive Officer of MedQuist stated, "MedQuist has a 30 year history of putting clients first and we plan to build on this rich history to create something we can all be proud of. I will spend the next few weeks assessing our business and formalizing our strategy for growth." Stack added, "Issues such as pricing pressure, weak unit volume demand, distractions from the DEP roll out and lack of new transcription sales, all contributed to our financial results in this challenging quarter. Despite this challenging operating environment in the U.S. healthcare market, MedQuist continues to provide our hospital clients with the highest level of service in the industry. I look forward to working with our investors, our clients and with MedQuist employees as we define our path to success in the coming months."

         MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

Other than historical information set forth herein, this press release may contain forward-looking statements such as our anticipated future earnings growth, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated or implied in any such forward-looking statements as a result of various risks, including, without limitation, inability to predict future economic or market conditions, rapidly changing technology; inability to manage and maintain growth; inability to penetrate new markets; inability to make and successfully integrate acquisitions and transition our business strategy; decreased demand for existing products; lack of a market for new products; and failure to successfully negotiate agreements to take advantage of the opportunities facing MedQuist to broaden its service offering. Additional risks associated with the Company's business can be found in its December 31, 2002 Annual Report on Form 10-K and its other periodic filings with the SEC.

Contact: Brian J. Kearns, Chief Financial Officer,
         MedQuist Inc., 856-810-8000 ext. 4418
                                  Tables Follow


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                                  MedQuist Inc.
                              Financial Highlights
                                   (Unaudited)
               In thousands, except per share data and percentages

                                                          Three Months Ended September 30,
                                                              2003                 2002
                                                              ----                 ----

Revenues                                                     $121,166           $129,750

Gross profit                                                   29,719             30,694
Gross margin                                                    24.5%              23.7%

Selling, general & administrative                             (7,934)            (6,891)
% of revenues                                                    6.5%               5.3%

Research and development                                      (1,676)            (1,426)
% of revenues                                                    1.4%               1.1%

Depreciation expense                                          (4,828)            (5,113)
Amortization expense                                          (1,985)            (1,772)
Restructuring (credits)                                           223                 --

Operating income                                               13,519             15,492

Net interest income                                               222                261
Equity in loss of investee                                      (113)              (243)

Pretax income                                                  13,628             15,510

Tax provision                                                 (4,628)            (5,971)

Net income                                                     $9,000             $9,539

Net income per basic share                                      $0.24              $0.26
Basic shares outstanding                                       37,192             37,045

Net income per diluted share                                    $0.24              $0.25
Fully diluted shares outstanding                               37,827             37,917

                                  MedQuist Inc.
                              Financial Highlights
                                   (Unaudited)
              In thousands, except per share data and percentages

                                                           Nine Months Ended September 30,
                                                              2003                 2002
                                                              ----                 ----
Revenues                                                     $369,273           $357,355

Gross profit                                                   94,707             89,035
Gross margin                                                    25.6%              24.9%

Selling, general & administrative                            (23,328)           (14,073)
% of revenues                                                    6.3%               3.9%

Research and development                                      (4,423)            (1,426)
% of revenues                                                    1.2%               0.4%

Depreciation expense                                         (14,209)           (13,697)
Amortization expense                                          (5,729)            (5,086)
Restructuring (credits)                                           223                 --
Other income                                                      814                 --

Operating income                                               48,055             54,753

Net interest income                                               695                950
Equity in loss of investee                                      (429)              (674)

Pretax income                                                  48,321             55,029

Tax provision                                                (17,985)           (21,186)

Net income                                                    $30,336            $33,843

Net income per basic share                                      $0.82              $0.91
Basic shares outstanding                                       37,152             36,987

Net income per diluted share                                    $0.80              $0.89
Fully diluted shares outstanding                               37,744             37,945


                                  MedQuist Inc.
                              Financial Highlights
                                  In thousands

                                                                       September 30,             December 31,
                                                                          2003                       2002
                                                                          ----                       ----
                                                                       (Unaudited)                 (Audited)
Assets:

         Current assets:
                  Cash and cash equivalents                            $ 143,866                   $ 103,392
                  Accounts receivable (net)                               78,824                      86,465
                  Other current assets                                    13,517                      14,474
                                                                       ---------                   ---------
                    Total current assets                                 236,207                     204,331
         Property and equipment (net)                                     37,667                      37,804
         Goodwill                                                        137,039                     136,127
         Other intangible assets (net)                                    71,154                      73,798
         Other assets                                                     21,451                      22,811
                                                                       ---------                   ---------
                    Total assets                                       $ 503,518                   $ 474,871
                                                                       =========                   =========

Liabilities and Shareholders' Equity:

         Current liabilities:
                  Current portion of long term debt                    $      30                   $      31
                  Accounts payable                                         8,596                       9,908
                  Deferred revenue                                        18,019                      18,789
                  Accrued expenses                                        31,605                      33,701
                                                                       ---------                   ---------
                    Total current liabilities                             58,250                      62,429
         Long term debt                                                       25                          54
         Other long term liabilities                                       2,045                       1,427
         Shareholders' equity                                            443,198                     410,961
                                                                       ---------                   ---------
                    Total liabilities and shareholders' equity         $ 503,518                   $ 474,871
                                                                       =========                   =========
